Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2019 (except for the effects of the change in accounting policy, as discussed in Note 3, as to which the date is June 12, 2019) with respect to the consolidated financial statements included in this Current Report of CVR Energy, Inc. on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of CVR Energy, Inc. on Forms S-8 (File No. 333-146907 and File No. 333-148783).

/s/ GRANT THORNTON LLP
Kansas City, Missouri
June 12, 2019